Exhibit 99.1

MBIA Establishes Separate Public Finance Bond Insurance Company and Advances Transformation Strategy

Move Expected to Provide Critical Liquidity to the Municipal Bond Market

ARMONK, N.Y.--(BUSINESS WIRE)--February 18, 2009--MBIA Inc. (NYSE: MBI) today announced that it has established a new U.S. public finance financial guarantee insurance company within the MBIA Inc. group by restructuring (the “Transformation”) its principal insurance subsidiary, MBIA Insurance Corporation (“MBIA Corp.”). As part of the Transformation, the stock of MBIA Insurance Corp. of Illinois, a public finance financial guarantee insurance company, was transferred by MBIA Corp. to a newly established intermediate holding company, which is itself a subsidiary of MBIA Inc. This operating structure will facilitate both transparency and future capital raising efforts. MBIA Insurance Corp. of Illinois is expected to be renamed National Public Finance Guarantee Corporation (“MBIA Illinois” or “National”).

"Today’s announcement is the first major step toward transforming our business for the future as I outlined when I returned to MBIA last February,” said Jay Brown, MBIA CEO. "With this company, we have a new, well-capitalized financial guarantee insurer dedicated exclusively to the U.S. public finance market. As we previously stated, we intend to operate our municipal business as a separate operating and legal entity that will have no exposure to structured finance business. This split formalizes that commitment. We believe this new business model will not only preserve the interests of both our public finance and structured finance policyholders and enhance value for our shareholders, but will benefit the U.S. public finance markets as well.

“Our new enterprise is intended to enhance the ability of states and municipalities to invest in critical infrastructure, facilitating the creation of new jobs while reducing the burden on taxpayers,” Mr. Brown continued. “As new insured municipal bonds are issued, I expect the public finance markets will begin to thaw, freeing up much needed capital for future projects. Ultimately we intend to be back in the structured finance and international markets, but we will maintain strong operational and legal separation between those businesses and the U.S. public finance business.

“We are grateful for the extraordinary efforts of the New York and Illinois Insurance Departments, whose guidance and support have helped us reach this important step in our Transformation,” said Mr. Brown.

National, as MBIA Illinois, was acquired in 1989 and was formerly a direct subsidiary of MBIA Corp. MBIA Illinois intends to apply for approval to redomesticate from Illinois to New York, as well as to change its name.

As part of the restructuring, MBIA Corp. has ceded to National all of MBIA Corp.’s U.S. public finance business, including assigning its rights and obligations with respect to the U.S. public finance business of Financial Guaranty Insurance Company (“FGIC”) that was reinsured by MBIA Corp. The portfolio transferred to National by reinsurance or through the assignment of the FGIC portfolio consists entirely of U.S. public finance business with total net par outstanding of approximately $537 billion (as of September 30, 2008). The reinsurance and assignment, which became effective as of January 1, 2009, enable covered policyholders to make claims for payment directly against National in accordance with the terms of the cut-through provisions of the applicable agreements.

To provide additional protection for its municipal bond policyholders, MBIA Illinois has also issued second-to-pay policies for the benefit of the policyholders covered by the reinsurance and assignment. The second-to-pay policies, which are a direct obligation of MBIA Illinois, will be held by The Bank of New York Mellon as insurance trustee. These policies provide that if MBIA Corp. or FGIC, as applicable, do not pay valid claims of their policyholders, the policyholders will then be able to make a claim directly against National under the second-to-pay policies. MBIA Corp. will continue to insure its remaining book of structured finance and international business, as well as the Guaranteed Investment Contracts and Medium Term Notes managed by MBIA Asset Management. MBIA Corp. plans to resume business in the international public finance and global structured finance markets when its ratings and market conditions permit. As a result of the Transformation, National is one of the only substantial financial guarantee insurers in the U.S. dedicated solely to the U.S. public finance business.

In connection with the reinsurance and assignment transactions, MBIA Corp. paid to National approximately $2.89 billion (which is equal to the net unearned premium, loss and loss adjustment expense reserves, net of the ceding commission) as a premium to reinsure the policies covered by the reinsurance and assignment agreements. MBIA Corp. received a 22 percent ceding commission on the unearned premium reserve. In addition to the $2.89 billion, National has been further capitalized with $2.09 billion from funds distributed by MBIA Corp. to MBIA Inc. as a dividend and return of capital, which MBIA Inc. in turn contributed through an intermediate holding company to National. The rating agencies have not yet announced ratings for National. However, regardless of the outcome of the rating agencies’ analysis in the short term, National is expected to be capitalized to achieve high stable ratings in order to provide market access and lower-cost funds to public issuers over the long term.

The Board of Directors of National will maintain strong oversight of the portfolio and credit process. National’s surveillance and risk management functions, including all business development and transaction underwriting, are fully independent of MBIA Corp. and will reside entirely within National. Consistent with the Company’s policy decision last February, National will not use credit derivatives to guarantee new insurance transactions.

In addition to a transfer of public finance and other staff to National from MBIA Corp., National has entered into services agreements with MBIA Corp. to provide to each other certain administrative and other support services. National’s entire portfolio will be posted on www.MBIA.com until its new website is launched, and it will be updated monthly to provide maximum transparency and investor analysis at a detailed level.

MBIA Inc.’s other operations consist of the existing global structured finance, non-U.S. public finance and asset management businesses. MBIA Inc. believes that each of the legal entities in the group that conduct this business remain adequately capitalized with claims-paying resources and liquidity that will permit these entities to continue to meet all of their expected obligations as and when they become due.

MBIA Corp. and National received the required regulatory approvals from New York and Illinois prior to executing this restructuring.

Pro Forma Statutory Financial		MBIA
Information as of September 30 2008	Consolidated	Corp.	National
$ in billions
Invested Assets	13.0	7.2	5.8
Surplus	3.3	2.5	0.8
Total Claims Paying Resources (1)	15.8	10.1	5.7
Insured Net Par	777	240	537

(1) Does not include $450 million soft capital facility covering net insured losses on U.S. public finance policies which remains with MBIA Corp. The pro forma numbers set forth in the table are as of September 30, 2008 and do not reflect any fourth quarter activity, which will be reflected in the fourth quarter operating supplement to be posted on the MBIA website on March 2, 2009 concurrent with the release of the Company’s fourth quarter financial results.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City, Sydney and Tokyo. Please visit MBIA's Web site at www.mbia.com.

CONTACT:
MBIA
Media:
Kevin Brown, +1-914-765-3648
or
Elizabeth James, +1-914-765-3889
or
Investor Relations:
Greg Diamond, +1-914-765-3190